FILING AGREEMENT


          This Filing Agreement ("Agreement") is made as of April 6, 1995, among Magnolia Partners Limited Partnership, a Delaware limited partnership (the "Partnership"), Elsco, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner"), and Harry C. Hagerty, III, the sole controlling person, director and executive officer of the General Partner ("Hagerty").

                           RECITALS

     1. On March 31, 1995, the Partnership acquired beneficial ownership, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of $1,125,000 principal amount of 7-1/2 Convertible Subordinated Notes (the "Notes") due December 31, 1996 of Elsinore Corporation, a Nevada corporation (the "Company"). The Notes are convertible into shares of common stock, $.001 par value, of the Company (the "Common Stock") at the conversion price set forth in the Notes.

     2. The General Partner, by virtue of its position as the General Partner, and Hagerty, by virtue of his position as the controlling person, director and executive officer of the General Partner, may be deemed to have also acquired beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Notes and the Shares.

     3. In order to fulfill their obligations under Exchange Act Rule 13d-1 in a timely and complete manner and pursuant to Exchange Act Rule 13d-1(f), the parties desire to file jointly with the Securities and Exchange Commission a statement on
Schedule 13D (the "Statement").

          NOW, THEREFORE, the parties agree as follows:

     1. Joint Filing. Each party agrees that the Partnership, the General Partner and Hagerty shall jointly file the Statement in the form to which this Agreement is attached. Each party agrees that execution of the Statement by such party shall constitute an express agreement that the Statement is a joint filing of the parties hereto.

     2. Acknowledgement. Each party acknowledges that, pursuant to Exchange Act Rule 13d-1(f)(1), each party is responsible for the timely filing of the Statement and any further amendments, if necessary, and for the completeness and accuracy of the information concerning such party contained therein, and that each party is responsible for the completeness and accuracy of the information concerning the other persons making the filing if such party knows or has reason to believe that such information is incomplete or inaccurate.


                                 MAGNOLIA PARTNERS, L.P.

                                 By   ELSCO, INC.
                                      Its General Partner

                                      By HARRY C. HAGERTY, III
                                         ----------------------------
                                         Harry C. Hagerty, III
                                         Its President


                                ELSCO, INC.

                                By HARRY C. HAGERTY, III
                                   ----------------------------------
                                   Harry C. Hagerty, III
                                   Its President



                                HARRY C. HAGERTY, III
                                -------------------------------------
                                HARRY C. HAGERTY, III